SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Crescent Capital BDC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 9, 2020

Crescent Capital BDC, Inc.

(Exact name of registrant as specified in its charter)

Maryland	814-01132	47-3162282
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA	90025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 235-5900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	CCAP	The Nasdaq Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 8.01. Other Events

On April 9, 2020, the Registrant issued a press release, included herewith as Exhibit 99.1, and by this reference incorporated herein.

The information disclosed under this Item 8.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release issued April 9, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT CAPITAL, BDC, INC.

Date: April 9, 2020	By:	/s/ Gerhard Lombard
	Name:	Gerhard Lombard
	Title:	Chief Financial Officer

Exhibit 99.1

Crescent Capital BDC, Inc. Provides Business Continuity and Coronavirus Update

LOS ANGELES—(BUSINESS WIRE)—April 9, 2020—The team at Crescent Capital BDC, Inc. (“Crescent BDC” which may also be referred to as “we,” “us,” or “our”) (NASDAQ: CCAP) is working collectively with our employees, portfolio companies, private equity sponsors and all relevant stakeholders to navigate the challenges created by the coronavirus (COVID-19). We have placed high priority on the health and safety of our employees, partners, and the communities in which we operate.

Given it is too early to quantify the impacts of COVID-19 on Crescent BDC, this press release is intended to provide an update on our business, recent actions taken, ongoing plans in response to the outbreak and our current positioning. As we continue to work through and adapt to the recent uncertainty and associated challenges, our thoughts are with those who have been negatively impacted by these events in any way.

Business Continuity Plans

Over the last few weeks, we have implemented our business continuity procedures and contingency plans. We take the guidelines of health experts seriously and are adhering to the standards issued by the World Health Organization (WHO) and Centers for Disease Control (CDC) as well as governments and regulators across our operating landscape. As such, we have implemented remote working arrangements for our employees. Prior to the remote working transition, we completed a number of tests to ensure our ability to maintain functionality and to date remain fully operational.

Portfolio Company Activities

We are continuously evaluating business risks to our underlying borrowers and examining several factors, including the extent of a global slowdown, supply chain disruptions, exposure to the hospitality and travel industries, oil price fluctuations and restrictions on large event gatherings.

We are closely monitoring our portfolio companies and are in active, recurring dialogue with sponsors and management teams to understand the challenges they see and develop action plans to navigate through this rapidly changing landscape. We have also been tracking the liquidity of our portfolio companies should uncertainty persist for an extended period, and will continue to proactively assess and manage potential risk across our portfolio.

Diversified Investment Portfolio1

As of December 31, 2019, our pro forma combined investment portfolio was comprised of $923 million of investments, at fair value, consisting of 125 portfolio companies across 21 different industry sectors. 77% of the portfolio at fair value consisted of first lien investments (including unitranche investments), and our largest industry concentrations were in non-cyclical sectors, including healthcare, commercial & professional services, and software & services. We believe that our portfolio is well diversified and defensively positioned, and is underweight industries that have historically been more cyclical in nature, including energy, transportation, and travel & leisure.

[1]

Investment portfolio metrics are based on pro forma combined amounts which assumes Crescent BDC’s acquisition of Alcentra Capital Corporation had been completed as of December 31, 2019. See Form 10-K for further detail and discussion.

The details of our investment portfolio as of December 31, 2019 can be accessed in our 2019 Q4 Investor Presentation on the Investor Relations section of Crescent BDC’s website at www.crescentbdc.com under Events & Presentations.

Capital & Liquidity Profile

As of April 6, 2020, we had approximately $156 million of available liquidity from cash and existing secured credit facilities.2 By comparison, we currently have $70 million in unfunded commitments. We have seen an increased level of funding requests from certain of our borrowers, and have met these contractual requests. Our liquidity is supported largely by longer-dated financing, with over 90% of the principal amount of debt outstanding maturing in either 2024 or 2025. While we are committed to upholding our standard of being a responsive, reliable partner to our borrowers, we expect to remain prudent in the near-term with all investment commitments.

In furtherance of preserving capital, after consideration of factors relating to the adoption and maintenance of Crescent BDC’s stock repurchase plan, Crescent BDC suspended its stock repurchase program effective after the close of trading on April 9, 2020. We believe it is judicious to take this action at this time in order to preserve our financial flexibility and liquidity given the potential prolonged impact of COVID-19. As of the close of trading on April 8, 2020, under the now suspended stock repurchase program, Crescent BDC had repurchased approximately 187,000 shares of common stock for an aggregate purchase price of approximately $2.1 million or $11.48 per share. We retain the right to reinstate a separate stock repurchase program as circumstances change. Crescent Capital’s employee stock purchase program has not been impacted. It commenced purchasing shares of Crescent BDC in the open market on April 6, 2020, and continues to do so under its plan.

Additionally, on March 3, 2020, our Board of Directors (the “Board”) unanimously approved the application of the modified asset coverage requirements to be effective one year after such Board approval and as a result, Crescent BDC’s asset coverage requirements for senior securities will be changed from 200% to 150%, effective March 3, 2021. The Board also recommends that stockholders approve the reduced asset coverage proposal at Crescent BDC’s Annual Meeting, which will be held in May 2020. If the stockholder proposal is passed at the Annual Meeting, the lower asset coverage requirements will be effective the day after the Annual Meeting. As of December 31, 2019, Crescent BDC’s pro forma combined net leverage was 0.74x3, below our current limit of 1:1 total debt-to-equity. While Crescent BDC has taken a conservative approach to leverage and has consistently operated well within its limit since inception, we believe that we will benefit from increased operating flexibility following the change to our asset coverage requirements.

[2]	Subject to borrowing base, leverage and other restrictions.
[3]

Based on a pro forma combined balance sheet which assumes Crescent BDC’s acquisition of Alcentra Capital Corporation had been completed as of December 31, 2019. See Form 10-K for further detail and discussion.

Future Action Plans & Conclusion

We remain fully committed to taking all necessary steps to operate effectively during this evolving situation, and we remain highly focused on our investment portfolio. Due to our direct sourcing approach and our investment adviser’s tenure in the market, we have strong, trusted relationships with the management teams and the private equity sponsors that own the companies in our portfolio.

We will continue to position ourselves to capitalize on the market volatility by providing committed capital to quality companies.

About Crescent BDC

Crescent BDC is a business development company that seeks to maximize the total return of its stockholders in the form of current income and capital appreciation by providing capital solutions to middle market companies with sound business fundamentals and strong growth prospects. Crescent BDC utilizes the extensive experience, origination capabilities and disciplined investment process of Crescent Capital Group LP. Crescent BDC is externally managed by Crescent Cap Advisors, a subsidiary of Crescent Capital. Crescent BDC has elected to be regulated as a business development company under the Investment Company Act of 1940. For more information about Crescent BDC, visit http://crescentbdc.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

About Crescent Capital Group

Crescent Capital is a global credit investment manager with approximately $28 billion of assets under management. For over 25 years, the firm has focused on below investment grade credit through strategies that invest in marketable and privately originated debt securities including senior bank loans, high yield bonds, and private senior, unitranche, and junior debt securities. Crescent Capital is headquartered in Los Angeles with offices in New York, Boston, and London and more than 180 employees globally. For more information about Crescent Capital, visit www.crescentcap.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Contact:

Daniel McMahon

daniel.mcmahon@crescentcap.com

212-364-0149

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Crescent BDC undertakes no duty to update any forward-looking statements made herein.